                   EIGHTH AMENDMENT TO EMPLOYMENT AGREEMENT
                   ________________________________________




     This is  an Eighth  Amendment ("Eighth Amendment") dated as of May 1, 1995 to an  Employment Agreement  ("Agreement") dated  April 1,  1989 between USLIFE

Corporation,  a   New  York  Corporation  ("Employer")  and  Gordon  E.  Crosby

("Employee").


  THE TERMS of this Eighth Amendment are:



   1. Paragraph (2)  of the  Agreement, as amended by the First, Second, Third,

Fourth, Fifth, Sixth and Seventh Amendments, is now further amended to read, in its entirety, as follows:



  "(2)    Employer will  pay Employee  for his  services under paragraph (1) of the Agreement  at the  rate of  $1,070,000 per  annum during  the term  of  the

Agreement, in  equal monthly  installments, plus such periodic salary increases and such  additional compensation (if any) as may from time to time be voted by

Employer's Board  of Directors  and/or the  Executive Compensation Committee or

its successor,  in the  sole and  absolute  discretion  of  said  Board  and/or

Committee.   In addition,  Employee is  entitled to  participate in  the Annual

Incentive Plan adopted by Employer, under which Employee is entitled to receive a bonus equal to a percentage of his "base salary", as further described in the letter to  Employee which  is attached  hereto and  incorporated  by  reference herein, if the applicable performance criteria are satisfied.  For the purposes of the  preceding sentence,  "base salary" shall mean Employee's base salary as in effect  on January  1 of a given year, but in no event shall base salary for such purposes be deemed to exceed Employee's actual base salary as in effect on

January 1, 1994 increased at the rate provided by the Annual Incentive Plan.

Nothing in  this Agreement  shall be construed as precluding merit increases in salary or as barring the Employee from such fringe benefits as the Employer may grant."


  2.  Except as  specifically amended  by  this  Eighth  Amendment,  all  other provisions of  the Agreement,  as amended  by the First, Second, Third, Fourth,

Fifth, Sixth and Seventh Amendments, shall remain in full force and effect.



  IN WITNESS  WHEREOF, the  parties have  executed this Eighth Amendment to the

Agreement on the date first set forth above.


                            USLIFE Corporation

                            By:  /s/ Christopher S. Ruisi
                                 ________________________
                               Christopher S. Ruisi
                               Vice Chairman and Chief
                               Administrative Officer

                               /s/ Gordon E. Crosby, Jr.
                               _________________________
                               Gordon E. Crosby, Jr.

March 8, 1995


Mr. Gordon E. Crosby, Jr.
Chairman of the Board and
 the Executive Committee
USLIFE Corporation
125 Maiden Lane
New York, NY  10038

Dear Gordon:

As you know, you have been selected by the Executive Compensation and Nominating Committee of USLIFE Corporation ("Committee") to participate during 1995 in the Annual Incentive Plan. A copy of the Plan is attached for your review.

The Plan is intended to provide additional compensation in the form of an annual cash bonus to key officers of USLIFE and its subsidiaries tied to the profitability of the Company's core individual lines of business, including individual life and individual investment contracts. Participation in the Plan is limited to a very small number of officers who have had, and who are expected to continue to have, a significant impact on the Company's performance.

The Committee has approved financial performance targets related to income from USLIFE's core business, as defined in Section 2(c) of the Plan, for 1995. These targets include a threshold level of $124,304,000 equal to 70% of the average amount of income earned during 1992 through 1994. If 1995 income is less than this threshold, no bonus payment will be made to any participant in the Plan.

Assuming actual 1995 income equals $124,304,000, the threshold level, you will be eligible to receive a bonus equal to 35% of your base salary, in accordance with Section 5 of the Plan. As 1995 income exceeds the threshold level, your potential bonus opportunity will also increase up to a maximum award of 75% of base salary. For each $2,000,000 of income earned in excess of the threshold income level, your potential bonus award will increase by 1% of salary.

Mr. Gordon E. Crosby, Jr.
March 8, 1995
Page Two



When the 1995 financial results for the Company's core business are known, they will be reviewed and certified by the Committee. The Committee retains the sole discretion to make awards under the Plan. As detailed in Section 6(b), the Committee may decide to award a smaller amount than that indicated solely by 1995 income, or to make no award at all, to recognize other aspects of Company performance or your individual performance. The Committee's decisions on individual awards will be communicated to you and any award payments will be made no later than April 30, 1996.

Sincerely,



/s/ Christopher S. Ruisi
________________________

CSR:
cc:  Mr. R. Hohn